PROSPECTUS SUPPLEMENT NO. 4        Filed Pursuant to Rule 424(b)(3)
(to prospectus dated August 5, 2021.)        Registration No. 333-258325

Up to 53,211,039 Shares of Common Stock

This prospectus supplement no. 4 (this “prospectus supplement”) amends and supplements the prospectus dated August 5, 2021 (as supplemented or amended from time to time, the “Prospectus”) which forms a part of our Registration Statement on Form S-1 (Registration Statement No. 333-258325). This prospectus supplement is being filed to update and supplement the information included or incorporated by reference in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on December 1, 2021 (the “Form 8-K”). Accordingly, we have attached the Form 8-K to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our common stock is listed on The NASDAQ Stock Market LLC under the symbols “PNT”. On November 29, 2021, the closing price of our common stock was $8.21 per share.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 13 of the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 1, 2021.

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